Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (File No. 333-290034) of our report dated August 1, 2025, with respect to the financial statements of Hyperliquid Strategies Inc included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Philadelphia, PA

September 22, 2025